AMENDMENT TO LOAN AND SECURITY AGREEMENT

                  This   Amendment   to  Loan  and  Security   Agreement   (this
"Amendment") dated as of July 12, 2000 is entered into by and among Skateboard World Industries, Inc., a California corporation ("SWI"); El Segundo Hat, Inc., a California corporation ("ESH"); Red Lantern Distribution, Ltd., a California corporation ("RLD"); Diaxis, LLC, a California limited liability company ("Diaxis"); Dwindle Inc., a California corporation ("Dwindle"); and Phase Three, Inc. (formerly known as Central Coast Surfboards, Inc.), a California corporation ("CCS"); the financial institutions party hereto (each, a "Lender" and collectively, "Lenders"); Fleet Capital Corporation, itself a Lender and as agent for the Lenders (in such capacity, "Agent"); and First Source Financial LLP, an Illinois registered limited liability partnership, itself a Lender and as co-agent for the Lenders (in such capacity, "Co-Agent"), and is made in reference to the following facts:

                  A. SWI, ESH, RLD, Diaxis, Dwindle and CCS (collectively, "Borrowers") previously entered into a Loan and Security Agreement with Lenders, Agent and Co-Agent dated as of August 13, 1999 (as amended from time to time, the "Loan Agreement"). Unless otherwise provided herein, capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement. Section references shall be to sections of the Loan Agreement unless otherwise indicated.

                  B. Borrowers have requested that Lenders consent to the sale of the stock of CCS and Kubic Marketing, Inc. (the "CCS/KMI Sale").

                  C. Lenders,  Agent and   Co-Agent  are  willing  to grant such
requests on the terms and subject to the conditions set forth in this Amendment.

                      NOW THEREFORE, in consideration of the foregoing and on the terms and subject to the conditions hereof, the parties do hereby agree as follows:

         1. Consent to CCS/Holdco Sale. Subject to the terms and conditions of this Amendment, Agent and Lenders consent to the CCS/KMI Sale provided that:

                  (a) the CCS/KMI Sale is structured as follows:

                           (i) Alloy Online, Inc. ("Buyer") shall acquire all of
the outstanding capital stock of Kubic Marketing, Inc. ("KMI") pursuant to documentation in form and substance satisfactory to Agent and all the Lenders (the "Acquisition Documents") and at the time of such acquisition all of KMI's assets except the stock of CCS shall have been transferred to SWI Holdings, LLC ("Holdings LLC").

                           (ii) at the closing of the CCS/KMI Sale,  Buyer shall
remit to Agent for the ratable benefit of the Lenders not less than $10,000,000 (the "Cash Payment").

                           (iii) at the closing of the CCS/KMI Sale, Buyer shall
remit to Agent for the ratable benefit of the Lenders not less than $297,768.72 cash collateral with respect to the letter of credit #3003752 issued on behalf of CCS (the "Cash Collateral").

                           (iv) Buyer  shall  deliver to  Holdings  LLC not less
than 2,723,016 shares of Buyer's capital stock (the "Alloy Stock"); provided that not less than 403,092 additional shares of the Alloy Stock or any amounts in excess thereof shall be deposited into escrow pursuant to the provisions of the Acquisition Documents and Holdings LLC's interest in such escrowed Alloy Stock shall be subject to a Control Agreement among Holdings LLC, the escrow agent and Agent in form and substance acceptable to Agent and all the Lenders (the "Escrow Control Agreement").

                           (v)   Immediately   prior  to  the  CCS/KMI  Sale  or
concurrent therewith, (A) the beneficial ownership of the capital stock of SWI shall be transferred from KMI to Holdings LLC, (B) subject to the prior assignment to Agent which remains in full force and effect, KMI shall transfer its rights, title and interest in and to the promissory note, warrant, and security agreement executed by Antix, Inc. (f/k/a eKube, Inc.) in favor of KMI (the "Antix Obligations") to SWI and SWI hereby acknowledges that Agent is the holder of the note as the prior assignee of KMI, and (C) subject to the prior assignment to Agent which remains in full force and effect, KMI shall transfer its rights, title and interest in and to the promissory note and all other documents or other evidence of indebtedness executed by DK Products, Inc. in favor of KMI (the "DK Obligations") to SWI.

                           (vi) All  amounts  outstanding  pursuant  to the June
2000 Discretionary Extension as defined in the Amendment to Loan Agreement dated in June, 2000 among Borrowers, Lenders, Agent and Co-Agent shall be paid in full by the Cash Payment.

                           (vii) The  members of Holdings  LLC will  include the
former shareholders of KMI and certain holders of notes from SWI and CCS.

                           (viii) Holdings LLC will receive a warrant from Buyer
in form and substance satisfactory to Agent and all the Lenders (the "Alloy Warrant") and Holdings LLC assigns its rights under the Alloy Warrant to Agent for the benefit of the Lenders pursuant to an agreement or confirming letter in form and substance satisfactory to Agent and all the Lenders (the "Warrant Assignment Agreement").

                           (ix) In connection  with the CCS/KMI Sale,  Borrowers
will be executing a subordinated note in the amount of $550,000 in favor of Swander Pace Capital Fund, L.P., to reflect payment of a transaction fee in the amount of $300,000 for services rendered by Swander Pace Capital Fund, L.P. in connection with the CCS/KMI Sale and management fees owed by Borrowers to Swander Pace Capital Fund, L.P., and in connection with such Subordinated Note, Swander Pace Capital Fund, L.P. shall enter into an intercreditor and subordination agreement satisfactory to and with the Agent.

                  (b) Swander Pace Capital Fund, L.P. executes a Credit Support Agreement in form and substance satisfactory to Agent and all the Lenders in an amount of up to four million dollars with respect to certain amounts remaining unpaid in connection with the Liabilities (the "Swander Credit Support Agreement").

                  (c) Holdings LLC pledges the stock of SWI to Agent for the benefit of the Lenders pursuant to a Pledge Agreement in form and substance satisfactory to Agent and all the Lenders (the "LLC/SWI Pledge Agreement"), delivers to Agent the stock of SWI issued in the name of Holdings LLC.

                  (d) Holdings LLC pledges the Alloy Stock to Agent for the benefit of the Lenders and the Alloy Stock shall be held in an account (the "Alloy Account") with Robertson Stephens ("Broker") with the Alloy Account also being pledged to Agent for the benefit of the Lenders pursuant to a Pledge Agreement in form and substance satisfactory to Agent and all the Lenders (the "LLC/Alloy Pledge Agreement"). The Alloy Account shall further be subject to an account control agreement among Agent, Holdings LLC and Broker in form and substance satisfactory to Agent and all the Lenders (the "Alloy Control Agreement").

                  (e) the Alloy Account is governed by instructions providing for the disposition of the Alloy Stock over a period of twelve months subject to certain extensions (the "Sale Period") pursuant to the terms delineated in
Section 5.2 of the Holdings LLC Operating Agreement (the "Operating Agreement") and the Operating Agreement as a whole shall be in form and substance satisfactory to Agent and all the Lenders with the proceeds of such disposition being distributed as provided below (the "Alloy Stock Proceeds"). Pursuant to the terms of the Swander Credit Support Agreement, Swander Pace Capital Fund, L.P. shall purchase from the Lenders any outstanding Liabilities up to $4,000,000 at the end of the Sale Period or as otherwise provided in the Swander Credit Support Agreement. The Sale Period shall be calculated as set forth in Subsection 3(b).

                  (f) Holdings LLC executes a Security Agreement in form and substance satisfactory to Agent and all the Lenders (the "LLC Security
Agreement") and financing statements in connection with the LLC Security Agreement.

                  (g) Holdings LLC executes a Credit Support Agreement in form and substance satisfactory to Agent and all the Lenders with respect to the Liabilities under the Loan Agreement (the "Holdings LLC Credit Support Agreement").

                  (h) The foregoing consent is a one-time consent. Without limiting the generality of the foregoing, this consent shall not apply to any future transaction whether or not similar to the foregoing. Any failure to satisfy all the terms and conditions under this Amendment shall render the foregoing consent null and void.

         2. Reaffirmation of Antix and Borrowers SWI agrees that in connection with the Antix Obligations, it will remit any payments received by Antix in connection with the Antix Obligations promptly to Agent to be applied to the Liabilities. Borrowers agree that in connection with the DK Obligations, they will promptly remit to Agent any and all amounts received by Borrowers as payment of the DK Obligations to be applied to the Liabilities.

         3. Application of Proceeds. The parties hereto agree that:

                  (a) Cash Payment. The Cash Payment shall be applied to the Liabilities as follows:

                           (i) $5,000,000 to permanently reduce the then current
balance of the Term Loan  applied in the  inverse  order of maturity of payment;
and

                           (ii)  $5,000,000  to pay the June 2000  Discretionary
Extension and then to reduce the then current balance of the Revolving Loans;

                  (b) Alloy Stock. The Sale Period shall begin on the earlier of
(x)the "S-3 Effective Date" as defined in the Operating Agreement or (y) 30 days from the closing of the CCS/KMI Sale. In the event the S-3 registration statement related to the Alloy Stock is suspended for any reason after the first portion of the first quarterly payment has been made, the Payment Date which follows such suspension and only that Payment Date shall be tolled for a period equal to the shorter of (x) the actual period of suspension and (y) thirty calendar days; provided that such tolling shall not be applied more than twice during the Sale Period, provided, further, that the Maturity Date must be a date no later than October 18, 2001. The Alloy Stock Proceeds shall be remitted to Agent as received by Broker with each quarterly payment requiring a sale of at least 399,339 shares per quarter (each such date is a "Payment Date") until such time as Agent confirms to Broker in writing that it has received all amounts owing in connection with the Term Loan; provided that as of each Payment Date, all payments made in such quarter shall not be less than an amount sufficient to pay all interest on the Liabilities due and payable at the time of each such Payment Date. Alloy Stock Proceeds received in excess of the amounts required to be remitted to Agent in accordance with this subsection (b) shall be used to reduce the then current balance of the Term Loan applied in the inverse order of maturity of payment:

                           (i) The first quarterly payment,  requiring a sale of
no less than 399,339 shares of Alloy Stock, shall be due on the date 90 days after the S-3 Effective Date but in no event greater than the date 120 days from the closing of the CCS/KMI Sale;

                           (ii) the second quarterly  payment,  requiring a sale
of no less than 399,339 shares of Alloy Stock, shall be due on the date 90 days after the due date of the second portion of the first quarterly payment;

                           (iii) the third quarterly  payment,  requiring a sale
of no less than 399,339 shares of Alloy Stock, shall be due on the date 90 days after the due date of the second quarterly payment; and

                           (iv) the fourth quarterly  payment,  requiring a sale
of no less than 399,339 shares of Alloy Stock, shall be due on the date 90 days after the due date of the third quarterly payment ("the Maturity Date"), provided that, including the tolling periods provided for below, the Maturity Date and the due date of the fourth quarterly payment shall not be later than October 18, 2001. In accordance with subsection 3(b) above, in no event shall the number of Alloy Stock shares sold for each quarterly payment be less than an amount sufficient to generate net proceeds to Agent equal to the accrued and unpaid interest on the Liabilities.

                  (c) any and all payments received by Agent with respect to the DK Obligations or the Antix Obligations shall applied to the Liabilities to reduce the then current balance of the Term Loan applied in the inverse order of maturity of payment.

         4. Certain Amendments. As of the Amendment Effective Date, the following amendments shall be deemed to have been made:

                  (a) The definition of "Fixed Charge Coverage Ratio" in Section
1.43 of the Loan Agreement is hereby deleted.

                  (b) Subsection 1.51 of the Loan Agreement is hereby amended and restated in full as follows:

                  "`Holdco' shall mean SWI Holdings LLC, a Delaware limited liability company."

                  (c) Subsection 1.66 of the Loan Agreement is hereby amended by deleting "corporation" from the second line of such subsection and substituting "entity" in lieu therefor.

                  (d) Subsection 1.67 of the Loan Agreement is hereby amended and restated in full as follows:

            "`Permitted Capital Stock' shall mean capital stock, membership or other ownership interests of HoldCo provided that (i) no dividends (other than dividends payable solely in shares of stock or membership or other ownership interests of Permitted Capital Stock) are payable on such capital stock, membership or other ownership interests until after the maturity date of this Agreement (as it may be extended) and (ii) such capital stock, membership or other ownership interests is not mandatorily redeemable by HoldCo or at the option of the holder thereof until after the maturity date of this Agreement (as it may be extended)."

                  (e) The  definition of "Total Funded Debt Multiple" in Section
1.89 of the Loan Agreement is hereby
deleted.

                  (f) Subsection 2.1(g) of the Loan Agreement is hereby amended by replacing the language in subsection 2.1(g)(i) therein "one percent (1.00%)" with "one and one-quarter percent (1.25%)", and also by replacing the language in subsection 2.1(g)(ii) therein "three percent (3.00%)" with "three and one-quarter percent (3.25%)"

                  (g) Subsection 2.1(h) of the Loan Agreement is hereby amended by replacing the language in subsection 2.1(h)(i) therein "one and one-half percent (1.50%)" with "one and three-quarters percent (1.75%)", and also by replacing the language in subsection 2.1(h)(ii) therein "three and one-quarter percent (3.25%)" with "three and one-half percent (3.50%)"

                  (h) The matrix provided for in subsection 2.1(j) of the Loan Agreement is hereby deleted and such subsection shall be marked: "Intentionally Deleted."

                  (i) Subsection 10.2(d) of the Loan Agreement is hereby amended by replacing the amount "$2,000,000" therein with the amount "$1,600,000" in the first sentence thereof, and is also hereby amended by adding the following language at the beginning of such subsection 10.2(d):

                  "Exclusive of any non-cash loans to shareholders for the purpose of purchasing options,"

                  (j) Subsection 10.2(l) of the Loan Agreement is hereby amended by adding the following at the end of such subsection 10.2(l):

                  ",provided, that Borrowers may, in connection with expenses related to the CCS/KMI Sale, incur expenses in an amount not to exceed $1,000,000 in the aggregate."

                  (k) The third sentence of Subsection 10.8 of the Loan Agreement is hereby amended and restated in full as follows:

                  "HoldCo shall continue to own and control, beneficially and of record, 100% of the issued and outstanding capital stock of SWI; and SWI shall continue to own and control, beneficially and of record, 100% of the issued and outstanding capital stock of ESH, RLD and Dwindle, 50% of the issued and outstanding capital stock of Industry Threat, and 75% of the membership interests in Diaxis."

                  (l) Exhibit I to the Loan Agreement is hereby amended by deleting subsections (c) and (e) therein.

                  (m) Exhibit J to the Loan Agreement is hereby amended by deleting Sections 3 and 5 therein.

         5. Facility Reduction. The respective Commitment of each Lender for Revolving Credit Loans is hereby reduced by $2,000,000 (such that the aggregate Commitment for Revolving Credit Loans is reduced by $4,000,000 to a total of $8,000,000, with a yearly seasonal increase to an amount not to exceed
$10,000,000 for the period of March 1 to October 1), the Total Facility under the Loan Agreement is hereby reduced to $19,000,000 less amortization on the Term Loan, the Revolving Loan line is hereby reduced to $8,000,000 (subject to the seasonal increase as permitted above) and subject to a Letter of Credit subline which is hereby reduced to $5,000,000, and an Inventory subline with respect to Eligible Inventory, which is hereby reduced to $6,000,000.

         6.  Term.   Notwithstanding  anything  to  the  contrary  in  the  Loan
Agreement, all Liabilities due or to become due to the Lenders shall be due and payable on or before the Maturity Date.

         7. Release of Alloy Stock. The parties hereto agree that, provided no Event of Default exists, upon the payment in full of all Liabilities in connection with the Term Loan, Alloy Stock may be sold and/or distributed by Holdings LLC, provided that, other than in connection with such distributions, the security interest in the Alloy Stock granted to Agent pursuant to the LLC/Alloy Pledge Agreement shall be released only at such time as the Liabilities are paid in full and the Loan Agreement is terminated. Upon request, Agent shall send notice to Holdings LLC that the Term Loan has terminated and that Alloy Stock may be distributed as provided above.

         8. Financial Covenants. The financial covenants set forth on Exhibit "J" and Section 10.2(m) shall be restated (within five (5) days of the Amendment Effective Date in Agent's discretion)at 80% of Borrower's projections, provided such projections are acceptable to Lenders, Agent and Co-Agent in their discretion, reasonably exercised.

         9. Subordinated Notes. Agent and Lenders hereby consent to the amendment and restatement of each Subordinated Note as defined in the respective Intercreditor and Subordination Agreements dated August 13, 1999 executed by each of Frank Messmann, Scott Drouillard, as Trustee of the Drouillard Family Trust, U/D/T dated 4/6/98, John Kirby, Stephen Rocco, Yoshinosuke Kurita, John Rodney Mullen, Trentworth Securities, Inc., James R. Hall and Carol F. Hall, as Trustees of the Hall Living Trust dated April 12, 1994 ("Hall"), Michael Adamski ("Adamski"), and Michael Ray Chaney, as Trustee of the Michael Ray Chaney Intervivos Trust of September 6, 1996 ("Chaney") (whose interest under the Subordinated Note has been assigned to Holdings, LLC) (collectively, other than Chaney and Holdings LLC, the "Subordinated Noteholders"), provided that (a) the original principal amount of and the interest rate under each Subordinated Note remains unchanged (except that the interest payable to Hall and Adamski under their respective Subordinated Notes may be increased to a rate not to exceed 13.25% per annum) and the principal amount of certain of the Subordinated Notes may be increased in accordance with Schedule 1 attached hereto, (b) the Subordinated Noteholders each sign the acknowledgement at the end of this Amendment, (c) although the Subordinated Debt with CCS as debtor may be converted to preferred shares of SWI stock on the Amendment Effective Date, no cash payment in exchange for such preferred shares will be permitted until repayment and satisfaction in full of the Liabilities with respect to the Term Loan (subject to the provisions of Section 7), and then only from the proceeds of the Alloy Stock, and (d) Holdings LLC enters into an Intercreditor and Subordination Agreement in form and substance satisfactory to Agent and all the Lenders (the "LLC Subordination Agreement").

         10. Certain Releases. Effective as of the Amendment Effective Date,

                  (a) Agent and the Lenders agree that:

                           (i)  Agent  is  authorized  and  shall  file  Uniform
Commercial Code termination statements described related to (A) UCC-1 Financing Statement naming Central Coast Surfboards, Inc. as debtor and Fleet Capital Corporation, as Agent, as secured creditor, filed August 6, 1999 with the California Secretary of State as document no. 9922460456 and (B) UCC-1 Fixture Filing naming Central Coast Surfboards, Inc. as debtor and Fleet Capital Corporation, as Agent, as secured creditor, recorded February 17, 2000 with the San Luis Obispo County Recorder as document no. 2000-008536, which, to the best of Agent's knowledge, are the only financing statements which Lenders or Agent have filed against CCS or KMI in respect of the transactions contemplated by the Loan Agreement and (ii) such other termination statements, releases and other agreements as CCS may reasonably request in connection with the Agent's release and termination of the liens and security interests in the property of CCS;

                           (ii)  KMI   shall  be   deemed   released   from  its
obligations  under (A) that  certain  Pledge  Agreement  dated  August 13,  1999 between KMI and Agent (the "Original Holdco Pledge") to the extent KMI has not previously been released from the Original Holdco Pledge, and (B) that certain Secured Continuing Corporate Guaranty dated August 13, 1999 executed by KMI in favor of Agent; and

                           (iii) Agent is  authorized  and shall  deliver to KMI
stock certificate number 10 representing 918 shares of CCS stock issued in the name of KMI and currently in Agent's possession pursuant to the Original Holdco Pledge; and

                           (iv) CCS shall cease to be a Borrower  under the Loan
Agreement and shall have no further obligation with respect to the Liabilities under the Loan Agreement or the Ancillary Documents, including, but not limited to, any notes or guaranty agreements previously executed by CCS in connection with the Loan Agreement.

                  (b) CCS agrees that the Lenders shall have no further obligation to extend financial accommodations to CCS under the Loan Agreement or Ancillary Documents; and

                  (c) Agent and the Lenders, on the one hand, and CCS and KMI, on the other hand, hereby release the other from any and all claims, causes of actions, demands, debts, obligations, liabilities, and any and all other claims which Agent and the Lenders, on the one hand, and CCS and KMI, on the other hand, may now or hereafter have against the other in connection with the Loan Agreement and the Ancillary Documents, all whether known or unknown (the "Loan Agreement Claims"). Agent, each Lender, CCS and KMI expressly waive with respect to the Loan Agreement Claims the provisions of the California Civil Code Section 1542, which reads as follows:

                  "1542 (Certain claims not affected by general release.) A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

                  (d) Swander Pace Capital Fund, L.P. shall be released from (i) its obligations with respect to the Limited Continuing Guaranty in favor of Agent and Lenders dated as of _______, ____ and (ii) from its obligations with respect to the 2000 Discretionary Extension Credit Support Agreement dated in June, 2000 in favor of Agent and Lenders.

         11. Fees. Borrower shall be responsible for the following fees:

                  (a) Amendment Fee. In consideration of the financial accommodations provided for herein and in addition to all other fees and charges, Borrowers (other than CCS) shall pay to Agent, for the pro rata benefit of all Lenders, a fee of $50,000 plus costs, fully earned and payable on the date hereof.

                  (b) Termination Fee. Borrowers agree to pay a fee on the Maturity Date equal to the Prepayment Fee that would otherwise be applicable in accordance with Section 2.10 of the Loan Agreement had the Maturity Date not been modified by this Amendment.

         12. Conditions Precedent. Agent and Lenders obligations under this Amendment shall become effective only upon the satisfaction of all of the following conditions precedent on or prior to July __, 2000 (the date of satisfaction of all such conditions being referred to as the "Amendment Effective Date"):

                  (a) Agent shall have received fully executed copies of:

                           (i) this Amendment;

                           (ii) the Acquisition Documents;

                           (iii) the Warrant Assignment Agreement;

                           (iv) the Swander Credit Support Agreement;

                           (v)  the  LLC/SWI  Pledge   Agreement  and  financing
statements in connection therewith;

                           (vi) the  LLC/Alloy  Pledge  Agreement  and financing
statements in connection therewith;

                           (vii) the Alloy Control Agreement

                           (viii) the Escrow Control Agreement;

                           (ix) LLC Security Agreement and financing  statements
in connection therewith;

                           (x) the Operating Agreement;

                           (xi) the Holdings LLC Credit Support Agreement;

                           (xii) the LLC Subordination Agreement; and

                           (xiii) any documents ancillary to any of the above.

                  (b) Agent shall have received:

                           (i)  payment  of the fee  referred  to in  Section 11
hereof;

                           (ii) the Cash Payment;

                           (iii) the Cash Collateral;

                           (iv) evidence  satisfactory to Agent that the capital
stock of SWI has been transferred from KMI to Holdings LLC;

                           (v) the stock of SWI  issued in the name of  Holdings
LLC;

                           (vi) an addendum  to Exhibit G to the Loan  Agreement
outlining the percentage ownership interest of each Person owning an interest in Holdings LLC;

                           (vii) such  opinions  of  counsel  for  Swander  Pace
Capital Fund, L.P. and Holdings LLC as Agent shall deem appropriate; and

                           (viii)   evidence  that  all  actions   necessary  to
consummate the transactions contemplated in this Agreement or any other documents referenced herein have been taken.

                  (c) The representations and warranties set forth in this Amendment shall be true and correct as of the Amendment Effective Date.

         13. Miscellaneous.

                  (a)  Reference  to  the  Loan   Agreement  and  the  Ancillary
Agreements.

                           (i) Except as specifically  amended by this Amendment
and the documents executed and delivered in connection herewith, the Loan Agreement and the Ancillary Agreements shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed.

                           (ii)  Except as  specifically  provided  in Section 1
above, the execution and delivery of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Agent or Lenders under, the Loan Agreement or any of the Ancillary Agreements.

                           (iii)  Borrowers  (other than CCS) hereby warrant and
represent to Agent that there does not exist a Default or an Event of Default and reaffirm as of the date hereof of all of the warranties and representations of Borrowers contained in the Loan Agreement and in the Ancillary Agreements.

                  (b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (c) Governing Law. This Amendment shall be governed by and construed according to the laws of the State of California.

                  (d) Attorneys' Fees. Borrowers (other than CCS) shall pay, on demand, all reasonable fees and costs incurred by Agent and Lenders in connection with the negotiation, documentation and execution of this Amendment, including the fees and expenses of attorneys, auditors, environmental consultants and other similar Persons engaged by Agent and Lenders. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation or enforcement, the prevailing party or parties in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys' fees and costs in connection therewith, in addition to all other relief to which the prevailing party or parties may be entitled.

                  (e) Jury Trial Waiver. Each of the parties hereto waives its right to a trial by jury in any action to enforce, defend, interpret or otherwise concerning this Amendment.





            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

BORROWERS:

         SKATEBOARD WORLD INDUSTRIES, INC.


By  /s/ Frank Messmann
    -------------------------------------------------

Title  CEO
       ----------------------------------------------

         EL SEGUNDO HAT, INC.

By  /s/ Frank Messmann
    -------------------------------------------------

Title  CEO
       ----------------------------------------------

         RED LANTERN DISTRIBUTION, LTD.

By  /s/ Frank Messmann
    -------------------------------------------------

Title  V.P.
       ----------------------------------------------

         DIAXIS, LLC

By  /s/ Frank Messmann
    -------------------------------------------------

Title  CEO
       ----------------------------------------------

         DWINDLE INC.

By  /s/ Frank Messmann
    -------------------------------------------------

Title  CEO
       ----------------------------------------------

         PHASE THREE, INC.
formerly known as Central Coast Surfboards, Inc.


By  /s/ Frank Messmann
    -------------------------------------------------

Title  V.P.
       ----------------------------------------------

         GUARANTORS:

         KUBIC MARKETING, INC.

By  /s/ Frank Messmann
    -------------------------------------------------

Title  CEO
       ----------------------------------------------



         SWANDER PACE CAPITAL FUND, L.P.


By  /s/ Shawn Hecht
    -------------------------------------------------

Title  Managing Director
       ----------------------------------------------

         AGENT:

         FLEET CAPITAL CORPORATION

By  /s/ Lawrence J. Ausburn
    -------------------------------------------------

Title  Sr. Vice President
       ----------------------------------------------


         CO-AGENT:

         FIRST SOURCE FINANCIAL LLP,
an Illinois registered limited liability partnership

         By:  First Source Financial, Inc., its agent/manager

By  /s/ Jeffrey A. Cerny
    -------------------------------------------------

Title  Vice President
       ----------------------------------------------

LENDERS:

         FLEET CAPITAL CORPORATION

By  /s/ Lawrence J. Ausburn
    -------------------------------------------------

Title  Sr. Vice President
       ----------------------------------------------



         FIRST SOURCE FINANCIAL LLP,
an Illinois registered limited liability partnership

         By:  First Source Financial, Inc., its agent/manager

By  /s/ Jeffrey A. Cerny
    -------------------------------------------------

Title  Vice President
       ----------------------------------------------

           Each of the undersigned hereby consents to and acknowledges the terms and conditions of the foregoing Amendment and agrees that its respective Intercreditor and Subordination Agreement in favor of Agent remains in full force and effect. Each of the undersigned further agree that (i) the "Subordinated Note" as defined in their respective Intercreditor and Subordination Agreement shall refer to the Amended and Restated Subordinated Promissory Note dated substantially concurrently herewith executed by SWI in favor of the respective Subordinated Noteholders, and (ii) except as to Trentworth Securities, Inc., the last sentence of Section 2 of each of the Intercreditor and Subordination Agreements shall be amended and restated in full as follows: "Subordinated Lender shall not accept or receive dividends or distributions from SWI Holdings, LLC on his membership or other ownership interest of SWI Holdings, LLC if such dividends or distributions were made or paid in violation of the terms of the Loan and Security Agreement."


/s/ Frank Messmann
-----------------------
Frank Messmann

/s/ Scott E. Drouillard
-----------------------
Scott Drouillard, as Trustee of the Drouillard Family Trust, U/D/T dated 4/6/98

/s/ John Kirby
-----------------------
John Kirby

/s/ Stephen Rocco
-----------------------
Stephen Rocco

/s/ Yoshinosuke Kurita
-----------------------
Yoshinosuke Kurita

/s/ John Rodney Mullen
-----------------------
John Rodney Mullen

/s/ James R. Hall
-----------------------
James R. Hall, as Trustee of the Hall Living Trust dated April 12, 1994

/s/ Carol F. Hall
-----------------------
Carol F. Hall, as Trustee of the Hall Living Trust dated April 12, 1994

/s/ Michael Adamski
-----------------------
Michael Adamski

TRENTWITH SECURITIES, INC.


By: /s/ Leon Bronfin
    -------------------
Its: Managing Director
     ------------------

                                   Schedule 1

                          Changes to Subordinated Notes

         The  principal  amount of the below  listed  Subordinated  Notes may be increased as follows:
----------------------------------------------------------------------------------------------
              Noteholder                 Old Principal Amount          New Principal Amount
----------------------------------------------------------------------------------------------
                 Rocco                        $1,347,701                    $1,360,000
----------------------------------------------------------------------------------------------
               Messmann                        $440,677                      $450,000
----------------------------------------------------------------------------------------------
        Drouillard FamilyTrust                 $330,523                      $350,000
----------------------------------------------------------------------------------------------